Expense Limitation Agreement

EXPENSE LIMITATION AGREEMENT, made as of this 4th day of June, 2010, by and among SCS Capital Management, LLC, a Delaware limited liability company (the “Adviser”), SCS Hedged Opportunities Fund, LLC and SCS Hedged Opportunities Master Fund, LLC (each a “Fund” and together, the “Funds”).

WHEREAS, the each Fund is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an closed-end management investment company;

WHEREAS, the Funds and the Adviser are parties to an investment advisory agreement (the “Advisory Agreement”), pursuant to which the Adviser provides investment advisory services to each Fund in consideration of compensation based on the value of the average monthly net assets of such Fund (the “Advisory Fee”);

WHEREAS, the Adviser has voluntarily determined that it is appropriate and in the best interests of each Fund and its shareholders to maintain certain expenses of the Fund at specified levels.  The Funds and the Adviser therefore have entered into this Expense Limitation Agreement (this “Agreement”) in order to limit the expenses of each Fund at the level specified in Schedule A attached hereto on the terms and conditions set forth herein; and

WHEREAS, each Fund is prepared to repay the Adviser, subject to the terms and conditions set forth herein, certain waived Advisory Fees and certain reimbursed Excess Amounts (as defined in Section 1.1)  if such Fund subsequently achieves a sufficient level of assets.

NOW THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.   Expense Limitations.

1.1 Expenses Limit.  During the Term (as defined in Section 2.1), the Adviser agrees to pay or absorb the ordinary operating expenses of each Fund, including any expenses of the Master Fund allocated to such Fund (the “Operating Expenses”) to the extent necessary so that the “Total Annual Fund Operating Expenses” (as defined in Form N-2 under the 1940 Act) incurred by each Fund (excluding Non-Capped Expenses, as defined in Section 1.3) (the “Capped Operating Expenses”) do not exceed the Expense Limit (as defined in Section 1.3).  During the Term, to the extent that Capped Operating Expenses incurred by a Fund in any fiscal year (after the waiver of Advisory Fees by the Adviser) exceed the Expense Limit, such excess amount (the “Excess Amount”) shall be borne by the Adviser.

1.2 Non-Capped Expenses.  The following costs and expenses (“Non-Capped Expenses”) are outside of the Expense Limits: interest charges on Fund borrowings, taxes, brokerage commissions, dealer spreads and other transaction costs, expenditures that are capitalized in accordance with generally accepted accounting principles, “Acquired Fund” (as defined in Form N-2 under the 1940 Act) fees and expenses, short sale dividends, extraordinary expenses not incurred in the ordinary course of a Fund’s business (i.e., litigation and indemnification), and any other costs and expenses that may be approved by the respective Board of Directors of each Fund (each a “Board” and together, the “Boards”).  Extraordinary expenses are expenses that are unusual or are expected to recur infrequently, and may include, but are not limited to: (i) expenses of the reorganization, restructuring or merger of a Fund, including the acquisition of all the assets of a Fund or the acquisition by a Fund of another fund’s assets, (ii) expenses of substantially rewriting and reformatting a Fund’s disclosure documents (as distinguished from routine annual revisions and updates), (iii) expenses of holding, and soliciting proxies, for a shareholder meeting to consider and vote upon changes to a Fund’s investment policies and restrictions, charter documents or other fundamental matters (as distinguished from routine matters such as the election of directors or the approval or accountants), and (iv) expenses of converting to a new custodian, transfer agent or other service provider.

1.3 Expense Limit.  The maximum “Expense Limit” in any year with respect to each Fund shall be the amount specified in Schedule A, based on a percentage of the average monthly net assets of the applicable Fund.

1.4 Reimbursement.  Each Fund shall keep a record of the amounts of Advisory Fees waived with respect to such Fund pursuant to Section 1.1 hereof and Excess Amounts reimbursed with respect to such Fund pursuant to Section 1.1 hereof (such waived fees and reimbursed Excess Amounts, “Prior Expenses”).  Subject to the last sentence of this Section 1.4, if at any future date the Capped Operating Expenses of a Fund are less than the Expense Limit for such Fund, the Adviser shall be entitled to payment by such Fund of the amount of the Prior Expenses that the Adviser has waived and/or reimbursed in respect of such Fund, without interest thereon, except to the extent that such payment will cause the Capped Operating Expenses of such Fund to exceed the Expense Limit for that Fund.  If the Capped Operating Expenses subsequently exceed the Expense Limit for that Fund, the payment of Prior Expenses to the Adviser shall be suspended.  If subsequent payment of Prior Expenses shall be resumed to the extent that Capped Operating Expenses do not exceed the Expense Limit for the Fund, the Expense Limit for such Fund shall apply (unless previously terminated in accordance with Section 2 hereof).  The Adviser may seek reimbursement only for Prior Expenses waived, reimbursed or paid by it during the three fiscal years immediately prior to such reimbursement; provided, however, that such Prior Expenses may only be reimbursed hereunder to the extent they were waived, reimbursed or paid after the Effective Date (as defined in Section 2.1) applicable to the Fund from which reimbursement is sought. The provisions of this Agreement shall survive the termination of this Agreement to the extent necessary to permit any such reimbursement.

1.5 Limitation of Liability.  The obligations and expenses incurred, contracted for or otherwise existing with respect to a Fund shall be enforced against the assets of such Fund and not against the assets of any other Fund.  It is understood and expressly stipulated that neither the holders of shares of a Fund nor the directors of the Funds shall be personally liable hereunder.

1.6 Method of Computation.  To determine the Adviser’s obligations hereunder, each month the Capped Operating Expenses for a Fund shall be annualized as of the last day of the month.  If the annualized Capped Operating Expenses of a Fund for any month exceed the Expense Limit for such Fund, the Adviser promptly shall remit an amount to the Fund, or bear an amount of expenses, that is sufficient to reduce the annualized Capped Operating Expenses to an amount that is no higher than the Expense Limit for such Fund.

1.7 Year-End Adjustment.  If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the Advisory Fees waived, if any, and other payments remitted by the Adviser to a Fund with respect to the previous fiscal year shall equal the Excess Amount for such fiscal year.

1.8 Voluntary Fee Waiver/Expense Reimbursement.  Nothing herein shall preclude the Adviser from either voluntarily waiving Advisory Fees that it is entitled to from any Fund and/or voluntarily reimbursing the expenses of any Fund in a manner that is not required by this Section 1, as the Adviser, in its sole and absolute discretion, deems reasonable or appropriate.  Any such voluntary waiver or voluntary expense reimbursement may be modified or terminated by the Adviser at any time, in its sole and absolute discretion, without the approval of, but after notice to, the applicable Board.

2.   Term; Termination.

2.1 Term.  The term of this Agreement (the “Term”) shall begin on July 1, 2010 (or, if later, such date that a Fund commences investment operations) (the “Effective Date”) and end after the close of business on June 30th of the immediately succeeding calendar year (or such other date as may be agreed to in writing by all of the parties hereto), unless this Agreement is earlier terminated (in whole or with respect only to the applicable Fund) in accordance with Section 2.2.  The Term may be continued from year to year thereafter, provided that each such continuance is specifically approved by all of the parties hereto, including with respect to each Fund by a majority of the directors of the applicable Board who are not “interested persons,” as defined in the 1940 Act.  No party shall be obligated to extend the Term of this Agreement.

2.2 Termination.  This Agreement shall terminate:

(i)	with respect to all Funds, upon the first July 1st after the failure of the Agreement to be continued in accordance with Section 2.1;

(ii)	with respect to a Fund and the Adviser, automatically upon the termination of the Advisory Agreement of such Fund, unless otherwise agreed by the Adviser; or

(iii)	upon a writing duly executed by the Adviser and the Funds terminating the Agreement with respect to a specified Fund or Funds.

Notwithstanding the foregoing, Section 1.4 shall survive termination of this Agreement.

3. Miscellaneous.

3.1 Reports to the Boards.  The Adviser shall include in the compliance report provided at each regular quarterly meeting of the Boards information enabling the Boards to determine whether the Adviser has fully complied with the requirements of this Agreement.  The Adviser shall also report at each regular quarterly meeting of the Boards the amount of Prior Expenses recovered by the Adviser from each Fund during the preceding calendar quarter.

3.2 Captions.  The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

3.3 Interpretation.  Nothing herein contained shall be deemed to require any Fund to take any action that is contrary to such Fund’s organizational documents or bylaws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the applicable Board of its responsibility for and control of the conduct of the affairs of such Fund.

3.4 Definitions.  Any question of interpretation of any term or provision of this Agreement, including but not limited to the Advisory Fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the 1940 Act, shall have the same meaning as and shall be resolved by reference to such Advisory Agreement or the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission (the “SEC”) issued pursuant to the 1940 Act.  In addition, if the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised by rule, regulation or order of the SEC, that provision shall be deemed to incorporate the effect of that rule, regulation or order.  Otherwise the provisions of this Agreement shall be interpreted in accordance with the substantive laws of the State of Delaware.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers as of the day and year first above written.

SCS CAPITAL MANAGEMENT, LLC

_________________________________
By:  Peter H. Mattoon
Its:  Chief Executive Officer

SCS HEDGED OPPORTUNITIES FUND, LLC

_________________________________
By: Peter H. Mattoon
Its:  President

SCS HEDGED OPPORTUNITIES MASTER FUND, LLC

_________________________________
By: Peter H. Mattoon
Its:  President

[Signature Page to Expense Limitation Agreement]

Schedule A

Operating Expenses Limit

Fund	Date Added to Schedule	Expense Limit (% of average monthly net assets of the Fund)
SCS Hedged Opportunities Master Fund, LLC	June 30, 2010	2.50%
SCS Hedged Opportunities Fund, LLC	June 30, 2010	2.50%

A-1